Exhibit 17.2

Letter from Stuart Kosh dated December 10, 2007

Date: December 10, 2007

To: VoIP, Inc. Board of Directors and CEO

Subject: This Form 8-K Item 5.02 Disclosure

Dear Board and CEO:

I have reviewed this Form 8-K Item 5.02 disclosure, and I concur with the statements made regarding my resignation from VoIP, Inc.’s Board of Directors.

/s/ Stuart Kosh
Stuart Kosh